Banksy
(b. 1974)

Sec.gov | Deal Sheet

Initial Offering	$944,000
Painting	
Dimensions	32 × 32
Progress	96%

INVEST NOW



View All (2)

Rare Portrait: Banksy's Warhol

This rare Banksy portrait updates Warhol's famous screenprint portrait of Marilyn Monroe to feature world-famous supermodel Kate Moss.



Banksy's *Kate Moss* (2005)



Warhol's *Shot Sage Blue Marilyn* (1964)

Previous Exit

32%
IRR

In 2020, Masterworks sold a Banksy painting that delivered 32% annualized net returns after 378 days held.

Offering Size	$1,039,000
Sold For	$1,500,000
Days Held	378
Profit from $10K Investment	$3,300 after all fees

Price Appreciation of Similar Works

19.0%

Each painting is unique, but similar works have seen an appreciation rate of 19.0% from 2025.


$3m
$2m
$1m
05
07
09
11
13
15
17
19
21
23
25

94% Frequency of Appreciation

When a work by Banksy is bought and resold at auction, it has appreciated in value 94% of the time.

1. Banksy	**94%**
2. Claude Monet	93%
3. Keith Haring	90%
4. Picasso	87%
5. Jeff Koons	67%

Investment Thesis

Important Disclosure

Rare Portrait: The Artwork is a rare portrait by Banksy from his "re-mixed masterpiece" series.

Banksy's Warhol: The Artwork is a contemporary reinterpretation of American pop artist Andy Warhol's Marilyn Monroe screenprints. Banksy replaces Marilyn's face with the world-famous super model Kate Moss, updating his subject to reflect contemporary beauty standards and pop culture.

Example with Prestigious Exhibition History: Another unconfirmed edition number of the Artwork in the same color way was exhibited at Banksy's milestone 2005 exhibition, Crude Oils: A Gallery of Re-Mixed Masterpieces: Vandalism and Vermin, in London.

Rumored Wedding Gift: It is rumored that in 2011, Banksy created a unique edition of the Artwork for Kate Moss as a wedding gift. He reportedly surprised her by putting the artwork in her honeymoon hotel's bathroom for her to find upon arrival.

High History of Appreciation: Banksy works have gone up in value 94% of the time when resold at auction (across 32 sales from '07-'25).

Previous Exit: Our last Banksy exit delivered 32% annualized net returns (held 392 days). Past performance not indicative of future returns.*

Record Growth: Banksy's record price growth was 56% from November 2003 to June 2025.

High Demand on Platform: Banksy has currently seen more offerings sell out in under 24 hours than any other artist on Masterworks.

Attractive Auction Volume: Banksy has sold $208M at auction from 2020 to 2024.

BANKSY

b. 1974, UNITED KINGDOM



$944,000
INITIAL OFFERING

19.0% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	60.0% ANNUAL GROWTH OF RECORD PRICE[3]
▲1.39 SHARPE RATIO[4]	14.4% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Oil on canvas | 32 × 32 in.

The anonymous street artist Banksy has become one of the most famous living artists, rising to international fame for his subversive approach to social commentary and persisting air of mystery.

The Artwork is a rare portrait by Banksy from his "re-mixed masterpiece" series. Banksy's "re-mixed masterpiece" series reinterprets famous works throughout art history using the same style and techniques as the original artists. The Artwork is number five of an edition of five screenprints on canvas, a rare medium for the artist. The Artwork is a contemporary reinterpretation of American pop artist Andy Warhol's Marilyn Monroe screenprints. Banksy replaces Marilyn's face with the world-famous super model Kate Moss, updating his subject to reflect contemporary beauty standards and pop culture. Another unconfirmed edition number of the Artwork in the same color way was exhibited at Banksy's milestone 2005 exhibition, Crude Oils: A Gallery of Re-Mixed Masterpieces: Vandalism and Vermin, in London. His first conventional gallery exhibition, Banksy released 164 rats in the space in a subversive act that changed the viewing experience. It is rumored that in 2011, Banksy created a unique edition of the Artwork for Kate Moss as a wedding gift. He reportedly surprised her by putting the artwork in her honeymoon hotel's bathroom for her to find upon arrival. The Artwork is a mid-scale, square screenprint on canvas featuring a photographic portrait of Kate Moss. Kate Moss is illustrated with the iconic blonde hair, blue eye shadow, pink skin and a beauty mark of Andy Warhol's Blue Marilyn (1962). The layered screenprint features a square sky blue background that is centered on a larger, primed white canvas, creating a thick frame around the composition. Auction records for artworks similar in scale, style, and medium are led by Laugh Now But One Day We'll Be in Charge (2000), which sold for $2,282,672 (HKD 17,720,000) at Sotheby's Hong Kong on June 18, 2021, followed by Girl with Balloon (2003), which sold for $2,867,442 (£2,072,000) at Sotheby's London on June 29, 2021, and Monkey Detonator (2000), which sold for $2,190,000 at Christie's New York on November 9, 2021. The Artwork was bought-in at Sotheby's Hong Kong on October 9, 2021.

Banksy does not have any gallery representation; he is supported only by his discrete and appropriately ironic organization Pest Control, which authenticates his works. Despite the artist's refusal to cooperate with the institutional art world, his widespread popularity has also led him to be the subject of numerous blockbuster traveling exhibitions, including Banky: Genius of Vandal?; and Banksy in New York. Rather than ostracize him, Banksy's unique and subversive position in the art world has made him especially desirable in the commercial market, and he ranked 34th in the top 100 best-selling artists at auction according to Turnover 2022. As of August 31, 2023, Banksy's auction records are led by Love is in the Bin (2018), which sold at Sotheby's London for $25,426,401 (£18,582,000) on October 14, 2021, and shocked the room as it self-destructed in a custom trick frame that shredded the canvas, followed by Game Changer (2020), which sold for $23,238,686 (£16,758,000) at Christie's London on March 23, 2021, and Sunflowers from Petrol Station (2005), which sold to Masterworks 092, LLC for $14,558,000 at Christie's in New York on November 9, 2021.

AUCTION RECORDS FOR PAINTINGS BY BANKSY ARE LED BY LOVE IS IN THE BIN (2018), WHICH SOLD AT SOTHEBY'S LONDON FOR $25,426,401 (£18,582,000) ON OCTOBER 14, 2021, FOLLOWED BY GAME CHANGER (2020), WHICH SOLD FOR $23,238,686 (£16,758,000) AT CHRISTIE'S LONDON ON MARCH 23, 2021, AND SUNFLOWERS FROM PETROL STATION (2005), WHICH SOLD TO MASTERWORKS 092, LLC, FOR $14,558,000 AT CHRISTIE'S IN NEW YORK ON NOVEMBER 9, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$3,000,000
$2,000,000
$1,000,000
$0
1/1/2010
1/1/2015
1/1/2020
1/1/2025
Implied Historical Growth

The famously anonymous street artist Banksy (b. 1974, Bristol, United Kingdom) has become a household name in contemporary art, rising to international fame for his subversive approach to social commentary and persisting air of mystery. Although Banksy's concealed identity leaves much of his biography open to conjecture, over the years he has shed light on relevant aspects of his adolescence. The artist recalls being expelled from school and briefly going to prison for "petty crime" as a teen. Graffiti became his outlet for self-expression when he joined the Bristol-based graffiti group DryBreadZ crew, tagging his pseudonym "Banksy" all around the city. In the late 1980s, he developed his signature stencil style inspired by the use of stencil in revolutionary propaganda throughout history and the practical time-saving nature of the technique. By the early 1990s, he had become a fixture of the British street art scene. During this decade, he met the photographer Steve Lazarides, who became Banksy's documentarian and later, his agent. Banksy's artistic practice expanded to include painting, sculpture, and film, and he held his first solo exhibition of acrylic on canvas works in an apartment in Easton, Bristol, in 1998. He moved to London around the turn of the century and retreated further into anonymity, showing his eyes on a recording for the final time in 2003. In July of that same year, his exhibition held in a former warehouse, Turf War, startled London's art world with its flagrant and dark political humor. As his anarchical reputation in the art world grew, so did the boldness of his artistic interventions. Between 2003 and 2005, he successfully installed "re-mixed" replicas of Old Master oil paintings in prestigious museums, including Tate in London, the Louvre in Paris, and the Metropolitan Museum of Art in New York, among many others. In 2010, he directed a documentary about graffiti artists titled Exit Through the Gift Shop, which received an Academy Award nomination. Banksy's achieved mainstream success allowed him to pursue larger conceptual installation works like his apocalyptic amusement park installation Dismaland (2015) in Weston-super-Mare, England. In line with his egalitarian ethos, all of Dismaland's building materials were recycled into shelters for homeless migrants after the show's closure. Given the artist's anonymity, little is known about his current whereabouts; however, Banksy remains active as an international graffiti artist and art world disruptor. His most recent intervention, a stencil of a gorilla releasing animals, appeared on the gates of the London Zoo on August 13, 2024, after nearly a week of stenciling animals around the city.







1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Banksy with the following criteria: Works on canvas that measure between 15 inches by 15 inches and 35 inches by 35 inches, excluding modified oils, diptychs, shaped canvases, monochromatic works, works with only text, and works from the following series: Rats, Heavy Weaponry, Precision Bombing, Barcode Leopard and Bad Meaning Good. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A “record price” reflects the highest hammer price (excluding auction house buyer’s premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist’s market momentum and growth rate. Artworks by Banksy have a record price compound annual growth rate (“CAGR”) of 60.0% from November 18, 2003 to June 30, 2024. This calculation is based on (i) a record price of $1,354 on November 18, 2003, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $21,936,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. The risk-adjusted appreciation, otherwise known as “Sharpe Ratio”, can be used to evaluate the total performance of an asset, portfolio, or in this case the artist’s market, and indicates how well the artist’s market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Banksy has a risk-adjusted appreciation of 1.39. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist’s first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist’s market over time. The median repeat sale pair appreciation for Banksy is 14.4%, which is based on 26 repeat sales during the time period beginning on the first purchase price date for the artist’s earliest repeat sales pair, which in the case of Banksy was February 7, 2007 and ending on the last date a repeat sale occurred for such artist, which in the case of Banksy was June 29, 2023. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

The information contained on the Masterworks website has been prepared by Masterworks without reference to any particular user’s investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual’s own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with sec or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks Terms of Use (which require that disputes be resolved through binding arbitration) and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.com), or as available on the sec’s edgar website.

Masterworks is not registered, licensed, or supervised as a broker dealer by the sec, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation before making an investment decision. For additional important information, see “Important Disclosures”.

Masterworks, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.